Exhibit 99.1

                       Metromedia International
      Group, Inc. Announces Developments in Its Proposed Merger

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Jan. 5, 2005--Metromedia International Group, Inc. (the "Company" or "MIG") (OTCBB: MTRM) - Common Stock and (PINK SHEETS: MTRMP)- Preferred Stock, the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced the following with respect to the previously announced proposed merger of the Company:

    -- The investor group (the "Investor Group") comprised of Emergent Telecom Ventures S.A., First National Holdings S.A. and Baring Vostok Capital Partners (Cyprus) Limited ("Baring Vostok") has confirmed to the Company that it has completed in all material respects its due diligence investigation of the Company's core telephony businesses in Russia and Georgia. Remaining due diligence work will focus principally on MIG itself.

    -- The Company has granted the Investor Group an extension of the exclusivity period to complete its due diligence review of MIG from January 17, 2005 to February 14, 2005.

    -- The Investor Group has further confirmed that, following its due diligence with respect to the Company's core businesses, it continues to assign an aggregate enterprise value to the Company of $300 million in respect of the proposed merger.

    -- Capital International Private Equity Fund IV, L.P. ("Capital International") has notified the Company that it is no longer part of the Investor Group. Baring Vostok has informed the Company that it expects to fund the entire portion of the purchase price that was previously expected to be funded by Capital International.

    -- Should a definitive merger agreement be executed with the Investor Group, the Company anticipates that a meeting of its common shareholders to vote on the approval of the transaction would occur during the second quarter of 2005.

    As previously announced, the Investor Group's preliminary proposal contains a number of conditions, including without limitation, the Investor Group's successful completion of due diligence, the Investor Group obtaining commitments for all financing contemplated in its acquisition proposal, MIG meeting currently projected corporate cash balance and liability levels. There can be no assurances that any transaction with the Investor Group or any other party will take place nor can any assurance be given with respect to the timing or terms of any such transaction. Details of the terms of a final agreement, if any, reached between the parties will be disclosed upon signing of definitive agreements. The preliminary proposal made by the Investor Group is non-binding and MIG has agreed, under certain circumstances, to reimburse the Investor Group for a limited amount of its out-of-pocket expenses incurred in connection with its due diligence review and negotiation of definitive agreements.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in Russia and the Republic of Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood that any strategic transaction will take place or the value that might be realized by MIG's stakeholders upon the consummation of any such transaction. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated April 5, 2004, April 26, 2004, May 7, 2004, May 18, 2004, June 25, 2004, July 9, 2004, July 14, 2004, July 26,
2004, August 4, 2004, October 19, 2004, November 4, 2004, November 16,
2004, November 22, 2004 and December 9, 2004). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

    Please visit our website at www.metromedia-group.com.



    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com